Exhibit 99.1

     The Lubrizol Corporation

     29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298

News Release

FOR RELEASE:	Immediately

FROM:	Financial/Investor Contact	Media Contact
	Joanne Wanstreet	James S. Baldwin
	440/347-1252	440/347-1838
Web Site: http://www.lubrizol.com

Lubrizol Announces Plan to Close U.K. Manufacturing Facility

CLEVELAND, Ohio, January 17, 2005 – The Lubrizol Corporation (NYSE:LZ) announced today its plans to close its manufacturing facility in Bromborough, England. The facility produces additives for fuels, additives for engine oil lubricants and specialty monomers. Production phase-out is planned to begin in the second quarter of 2005 and is expected to be completed by late 2006. During this phase-out, U.K. production will be transferred to higher capacity facilities in France and Texas.

A fourth quarter, 2004 non-cash restructuring charge of approximately $17 million pre-tax will be recorded for the impairment of property, plant and equipment. In addition, restructuring charges, consisting of employee severance and other plant closure costs, are estimated to total approximately $15 million and will be incurred in 2005 and 2006.

Some of the 69 affected employees at the U.K. plant will have an opportunity to relocate to other Lubrizol facilities. Referring to the manufacturing facility closure, Lubrizol Chairman, President and Chief Executive Officer James L. Hambrick said, “This move is consistent with Lubrizol’s strategy of optimizing our manufacturing infrastructure to lower our cost structure while simultaneously improving our service capabilities for valued customers. We expect the U.K. facility closure and transfer of production to more efficient manufacturing locations to ultimately generate annual cost savings of $10 million by 2007.” In addition to the restructuring charges, the company also expects to invest $20 million over two years for capacity upgrades at alternative manufacturing facilities that will absorb production previously undertaken at the U.K. facility.

The Lubrizol Corporation (NYSE: LZ) is a global provider of specialty chemicals and materials for a wide variety of markets and end-use applications, such as lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology; performance coatings in the form of specialty resins and additives; and additives for the food and beverage industry. Lubrizol’s industry-leading positions in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.

-more-

Headquartered in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 22 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has more than 7,700 employees worldwide. In June 2004, Lubrizol acquired Noveon International, Inc. With Noveon, Lubrizol generated pro forma revenues of $3.2 billion in 2003 and $2.8 billion in the first nine months of 2004. For more information, visit www.lubrizol.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release are more fully described under “Risk Factors” contained in the company’s Registration Statement on Form S-3, as amended, filed with the Securities and Exchange Commission on August 24, 2004, which is available on the company’s website at www.lubrizol.com and upon request.

###